Exhibit 4.3

THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW, AND MAY NOT BE OFFERED FOR SALE OR SOLD UNLESS A REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS SHALL BE EFFECTIVE WITH RESPECT THERETO, OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS IS AVAILABLE IN CONNECTION WITH SUCH OFFER OR SALE.

ADCARE HEALTH SYSTEMS, INC.

10% CONVERTIBLE SUBORDINATED NOTE DUE APRIL 30, 2017

No. ____
Issuance Date: April 30, 2015    Original Principal Amount: U.S.

This 10% CONVERTIBLE SUBORDINATED NOTE (including all 10% Convertible Subordinated Notes issued in transfer or replacement hereof, this “Note”) is one of a series of 10% Convertible Subordinated Notes originally issued by AdCare Health Systems, Inc., a Georgia corporation (the “Company”), as contemplated by the Company’s Confidential Offering Memorandum dated March 24, 2015, and pursuant to Subscription Agreements relating thereto between the Company and the Persons signatory thereto (collectively, the “Notes”). Certain capitalized terms used herein are defined in Section 24.

FOR VALUE RECEIVED, the Company hereby promises to pay to ____________ or his, her or its registered assigns (the “Holder”) the amount set out above as the Original Principal Amount (as reduced pursuant to the terms of this Note by redemption, conversion or otherwise, the “Principal”) when due, whether upon the Maturity Date, acceleration, redemption or otherwise (in each case in accordance with the terms of this Note) and to pay interest on any outstanding Principal (“Interest”) at the applicable interest rate from the date set forth above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon an Interest Payment Date, acceleration, conversion, redemption or otherwise (in each case in accordance with the terms of this Note).

1.Payments of Principal. On the Maturity Date, the Company shall pay to the Holder an amount in cash representing all outstanding Principal and accrued and unpaid Interest thereon.
2.    Interest; Interest Rate; Default Interest Rate. Interest on this Note shall: (i) accrue daily on the outstanding Principal commencing on the Issuance Date, (ii) be computed on the basis of a 360-day year of twelve 30-day months, and (iii) be payable in cash in arrears on each of March 31, June 30, September 30 and December 31 of each year during which this Note remains outstanding and the Maturity Date (each, an “Interest Payment Date”), with the first Interest Payment Date being, notwithstanding the foregoing, June 30, 2015. Interest hereunder shall be paid to the record holder of this Note. Absent an Event of Default (as defined in Section 4), Interest on the outstanding

870353_2

Principal shall accrue at the rate of 10.00% per annum (the “Interest Rate”). During the existence and continuance of an Event of Default, the outstanding Principal shall accrue Interest at a rate of 14.00% per annum (the “Default Rate”); provided, however, that if such Event of Default is subsequently cured, then the rate of Interest on this Note will be reduced from the Default Rate to the Interest Rate on the date of such cure.
3.    Conversion of Notes. This Note shall be convertible into shares of the Company’s common stock, no par value (the “Common Stock”), on the terms and conditions set forth in this Section 3. The shares of Common Stock issuable upon conversion of this Note pursuant to this Section 3 are referred to herein collectively as the “Conversion Shares.”
(a)    Conversion Right. Subject to the provisions of Section 3(d), the Holder shall be entitled to convert any Conversion Amount (as defined in Section 3(b)(i)) into fully paid and nonassessable Conversion Shares in accordance with Section 3(c), at the Conversion Rate (as defined in Section 3(b)). The Company shall not issue any fractional Conversion Shares upon any conversion. If the issuance would result in the issuance of a fractional Conversion Share, then the Company shall round such fractional Conversion Share to the nearest whole Conversion Share. The Company shall pay any and all expenses of issuance, including transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of Conversion Shares.
(b)    Conversion Rate. The number of Conversion Shares issuable upon conversion of any Conversion Amount shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (the “Conversion Rate”).
(i)    “Conversion Amount” means the sum of (A) the amount of outstanding Principal to be converted, redeemed or otherwise with respect to which this determination is made, plus (B) the amount of accrued and unpaid Interest with respect to such Principal.
(ii)    “Conversion Price” is $4.25.
(c)    Mechanics of Conversion.
(i)    Optional Conversion. To convert any Conversion Amount into Conversion Shares on any date (a “Conversion Date”), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or before 5:00 p.m., Atlanta Time, on such date, a copy of an executed notice of conversion in the form attached as Exhibit I (the “Conversion Notice”) to the Company and (B) surrender this Note to a common carrier for delivery to the Company as soon as practicable on or following such date (or provide an indemnification undertaking acceptable to the Company with respect to this Note in the case of its loss, theft or destruction). On or before the second (2nd) Business Day following the date of receipt of a Conversion Notice, the Company shall transmit by facsimile a confirmation of receipt of such Conversion Notice to the Holder and the Company’s transfer agent (the “Transfer Agent”). On or before the third (3rd) Trading Day following the date of receipt of a Conversion Notice, the Company shall: (x) provided that (1) the Transfer Agent is participating in the Depository Trust Company’s (“DTC”) Fast Automated

Securities Transfer Program and (2) the Registration Condition is satisfied, credit such aggregate number of Conversion Shares to which the Holder shall be entitled to the Holder’s balance account with DTC through its Deposit/Withdrawal at Custodian system or (y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program or if the Registration Condition is not satisfied, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder, for the number of Conversion Shares to which the Holder shall be entitled, provided, however, that such certificate shall bear the following restrictive legend:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE OFFERED OR SOLD UNLESS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS SHALL HAVE BECOME EFFECTIVE WITH REGARD THERETO, OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS IS AVAILABLE IN CONNECTION WITH SUCH OFFER OR SALE.
Notwithstanding anything herein to the contrary, the Company shall not be obligated to issue any Conversion Shares until this Note is physically surrendered to the Company, or the Holder notifies the Company that this Note has been lost, stolen or destroyed and provides an indemnification undertaking acceptable to the Company to indemnify the Company from any loss incurred by it in connection therewith. If the outstanding Principal of this Note is greater than the Principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than four (4) Trading Days after receipt of this Note and at its own expense, issue and deliver to the Holder a new Note (in accordance with Section 14(d)) representing the outstanding Principal not converted. The Person or Persons entitled to receive the Conversion Shares issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such Conversion Shares.
(ii)    Company’s Failure to Timely Convert. If the Company shall fail to issue a certificate to the Holder or credit the Holder’s balance account with DTC for the number of Conversion Shares which the Company is obligated to issue to the Holder upon conversion of any Conversion Amount on or prior to the date which is three (3) Trading Days after the Company’s receipt of the facsimile (or otherwise delivered) copy of a Conversion Notice, then the Holder, upon written notice to the Company, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any portion of this Note that has not been converted pursuant to such Conversion Notice; provided that the voiding of a Conversion Notice shall not affect the Company’s obligations to make any payments which have accrued before the date of such notice pursuant to this Section 3(c)(ii) or otherwise. In addition to the foregoing, if within three (3) Trading Days after the

Company’s receipt of the facsimile (or otherwise delivered) copy of a Conversion Notice, the Company shall fail to issue and deliver a certificate to the Holder or credit the Holder’s balance account with DTC for the number of Conversion Shares to which the Company is obligated to issue to the Holder upon conversion of any Conversion Amount or on any date of the Company’s obligation to deliver Conversion Shares as contemplated pursuant to clause (y) below, and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by the Holder of Common Stock issuable upon such conversion that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within three (3) Trading Days after the Holder’s request and in the Holder’s discretion, either (x) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other out of pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Common Stock) shall terminate and the applicable portion of the Note will be deemed to have been converted, or (y) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (I) such number of shares of Common Stock, times (II) the Closing Bid Price on the Conversion Date.
(iii)    Registration; Book-Entry. The Company shall maintain a register (the “Register”) for the recordation of the names and addresses of the Holders of the Notes and the principal amount of the Notes held by such Holders (the “Registered Notes”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error. The Company and the Holders of the Notes shall treat each Person whose name is recorded in the Register as the owner of a Note for all purposes, including, without limitation, the right to receive payments of Principal and Interest hereunder, notwithstanding notice to the contrary. Subject to compliance with any requirements of applicable federal and state securities laws and regulations and the provisions of Section 13: (A) a Holder may assign or sell a Registered Note in whole or in part only by registration of such assignment or sale on the Register; and (B) upon its receipt of a request to assign or sell all or part of any Registered Note by the Holder, the Company shall record the information contained therein in the Register and issue one or more new Registered Notes in the same aggregate principal amount as the principal amount of the surrendered Registered Note to the designated assignee or transferee pursuant to Section 14.
(iv)    Pro Rata Conversion; Disputes. In the event that the Company receives a Conversion Notice from more than one Holder of the Notes for the same Conversion Date and the Company can convert some, but not all, of such portions of the Notes submitted for conversion, the Company, subject to Section 3(d), shall convert from each Holder of the Notes electing to have Notes converted on such date a pro rata amount of such Holder’s portion of such Holder’s Notes submitted for conversion based on the principal amount of Notes submitted for conversion on such date by such Holder relative to the aggregate principal amount of all the Notes submitted for conversion on such date. In the event of a dispute as to the number of Conversion Shares issuable to the Holder in connection with a conversion of this Note, the Company shall issue to the Holder the number of Conversion Shares not in dispute and resolve such dispute in accordance with Section 19.
(v)    Company Optional Redemption. If (i) at any time after the Issuance Date the arithmetic average of the Weighted Average Price of the Common Stock for any ten (10) consecutive Trading Days equals or exceeds 125% of the Conversion Price (subject to appropriate adjustments pursuant to Section 6) and (ii) the Resale Condition has been satisfied as of the Company Optional Redemption Notice Date (as defined below), then the Company shall have the right, at its option and sole discretion, and without penalty, to redeem all or any portion of the outstanding Principal under this Note (the “Company Optional Redemption Amount”) as designated in the Company Optional Redemption Notice (as defined below) (a “Company Optional Redemption”). The portion of this Note subject to redemption under this Section shall be redeemed by the Company in cash at a price equal to the sum of (i) 100% of the outstanding Principal being redeemed plus (ii) any accrued and unpaid Interest on such outstanding Principal (the “Company Optional Redemption Price”). The Company may exercise its right to require redemption under this Section by delivering a written notice by facsimile or overnight courier to the Holder (the “Company Optional Redemption Notice,” and the date the Company sends such notice is referred to as the “Company Optional Redemption Notice Date”). Each Company Optional Redemption Notice shall be irrevocable unless revocation by the Company is consented to by the Holder in writing. The Company Optional Redemption Notice shall state (x) the date on which the Company Optional Redemption shall occur (the “Company Optional Redemption Date”), which date shall not be prior to March 31, 2016, and shall not be less than sixty (60) days following the Company Optional Redemption Notice Date, and (y) the aggregate outstanding Principal of this Note which the Company has elected to be subject to Company Optional Redemption from the Holder pursuant to this Section 3(c)(v) on the Company Optional Redemption Date. Notwithstanding anything to the contrary in this Section 3(c)(v), until the Company Optional Redemption Price is paid, in full, the Company Optional Redemption Amount may be converted, in whole or in part, by the Holders into Conversion Shares pursuant to Section 3. If the Holder so elects, any or all of the Principal converted by the Holder after the Company Optional Redemption Notice Date shall reduce the Company Optional Redemption Amount of this Note required to be redeemed on the Company Optional Redemption Date. Redemptions made pursuant to this Section 3(c)(v) shall be made in accordance with Section 9.
(d)    Limitations on Conversions; Beneficial Ownership.
(i)    Notwithstanding anything in this Note to the contrary, the Company shall not effect any conversion of this Note, and the Holder shall not have the right to convert any portion of this Note pursuant to Section 3, to the extent that after giving effect to such conversion, the Holder (together with the Holder’s Affiliates) would (A) beneficially own in excess of 4.9% (the “Maximum Percentage”) of the number of shares of Common Stock outstanding immediately after giving effect to such conversion, or (B) control in excess of the Maximum Percentage of the total voting power of the Company’s securities outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of this Note with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (1) conversion of the remaining, nonconverted portion of this Note beneficially owned by the Holder or any of its Affiliates and (2) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Notes) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this Section 3(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of this Section 3(d), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Form 10-K, Form 10-Q, Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (y) a more recent public announcement by the Company or (z) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written request of the Holder, the Company shall within two (2) Business Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, the Holder may increase or decrease the Maximum Percentage to any other percentage not in excess of 9.9% specified in such notice; provided that (1) any such increase or decrease will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, and (2) any such increase or decrease will apply only to the Holder and not to any other Holder of Notes.
(ii)    The Company shall not be obligated to issue any Conversion Shares upon conversion of this Note if the issuance of such shares would exceed the aggregate number of shares of Common Stock which the Company may issue upon conversion of the Notes without breaching the Company’s obligations under the rules or regulations of the Principal Market or any other Eligible Market on which the Conversion Stock is then quoted or listed (the “Exchange Cap”), except that such limitation shall not apply in the event that the Company obtains the approval of its shareholders as required by the applicable rules of the Principal Market (or such Eligible Market, as applicable) for issuances of Common Stock in excess of such amount. Unless such approval is obtained, no Holder of the Notes shall be issued in the aggregate upon conversion of Notes, Conversion Shares in an amount greater than the product of the Exchange Cap multiplied by a fraction, the numerator of which is the sum of the aggregate Original Principal Amount of the Notes purchased by such Holder of outstanding Notes and the denominator of which is the sum of the aggregate Original Principal Amount of the Notes purchased by all Holders of outstanding Notes (with respect to each Holder, the “Exchange Cap Allocation”). In the event that any Holder shall sell or otherwise transfer any of such Holder’s Notes, the transferee shall be allocated a pro rata portion of such Holder’s Exchange Cap Allocation, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation allocated to such transferee. In the event that any Holder of Notes shall convert all of such Holder’s Notes into a number of Conversion Shares which, in the aggregate, is less than such Holder’s Exchange Cap Allocation, then the difference between such Holder’s Exchange Cap Allocation and the number of Conversion Shares actually issued to such Holder shall be allocated to the respective Exchange Cap Allocations of the remaining Holders of Notes on a pro rata basis in proportion to the aggregate Outstanding Principal amount of the Notes then held by each such Holder.
(iii)    The Company shall not be obligated to issue any Conversion Shares upon conversion of this Note until the Principal Market has approved the additional listing of such Conversion Shares. The Company shall apply for such approval as soon as practicable after the Issuance Date.
4.    Rights Upon Event of Default.
(a)    Event of Default. An Event of Default (as defined below) may only be waived by the written consent of the Holder. Unless waived pursuant to the immediately preceding sentence, each of the following events shall constitute an “Event of Default”:
(i)    the Company’s failure to pay to the Holder any amount of Principal or Interest by the seventh (7th) Business Day following the date when due under this Note (including, without limitation, the Company’s failure to pay any redemption amounts hereunder);
(ii)    the Company or any of its Subsidiaries, pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal, foreign or state law for the relief of debtors (collectively, “Bankruptcy Law”), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a “Custodian”), (D) makes a general assignment for the benefit of its creditors or (E) admits in writing that it is generally unable to pay its debts as they become due; or
(iii)    a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company or any of its subsidiaries in an involuntary case, (B) appoints a Custodian of the Company or any of its subsidiaries or (C) orders the liquidation of the Company or any of its subsidiaries.
(b)    Redemption Right. Upon the occurrence and during the continuance of an Event of Default with respect to this Note, the Company shall within two (2) Business Days deliver written notice thereof via facsimile and overnight courier (an “Event of Default Notice”) to the Holder. Subject to Section 11(c), at any time after the earlier of the Holder’s receipt of an Event of Default Notice and the Holder becoming aware of an Event of Default, the Holder may require the Company to redeem all or any portion of this Note by delivering written notice thereof (the

“Event of Default Redemption Notice”) to the Company, which Event of Default Redemption Notice shall indicate the Conversion Amount of this Note the Holder is electing to require the Company to redeem. The portion of this Note subject to redemption by the Company pursuant to this Section 4(b) shall be redeemed by the Company at a price equal to the Conversion Amount to be redeemed as specified in the Event of Default Redemption Notice (the “Event of Default Redemption Price”). Redemptions required by this Section 4(b) shall be made in accordance with the provisions of Section 9 and Section 11(c). To the extent redemptions required by this Section 4(b) are deemed or determined by a court of competent jurisdiction to be prepayments of this Note by the Company, such redemptions shall be deemed to be voluntary prepayments.
5.    Rights Upon Change of Control.
(a)No sooner than twenty (20) days nor later than ten (10) days prior to the consummation of a Change of Control, the Company shall deliver written notice thereof via facsimile and overnight courier to the Holder (a “Change of Control Notice”). At any time during the period commencing on the earlier to occur of (i) any definitive written agreement by the Company, which upon consummation of the transaction contemplated thereby would reasonably be expected to result in a Change of Control, and (ii) the Holder’s receipt of a Change of Control Notice and ending twenty (20) Trading Days after the date of the consummation of such Change of Control, the Required Holders may require the Company to redeem all or any portion of this Note (and a pro rata portion of all of the other Notes) by delivering written notice thereof (“Holders Change of Control Redemption Notice”) to the Company, which Holders Change of Control Redemption Notice shall indicate the Conversion Amount of this Note (and the pro rata portion of all of the other Notes) that the Required Holders are electing to require the Company to redeem. The portion of this Note subject to redemption pursuant to this Section 5(a) shall be redeemed by the Company in cash at a price equal to the Conversion Amount to be redeemed as specified in the Holders Change of Control Redemption Notice (the “Holders Change of Control Redemption Price”).
(b)In addition, at any time during the period commencing on the earlier to occur of (i) any definitive written agreement by the Company, which upon consummation of the transaction contemplated thereby would reasonably be expected to result in a Change of Control, and (ii) the Holder’s receipt of a Change of Control Notice and ending twenty (20) Trading Days after the date of the consummation of such Change of Control, the Company may redeem all or any portion of this Note (and a pro rata portion of all of the other Notes) by delivering written notice thereof (“Company Change of Control Redemption Notice”) to the Holder, which Company Change of Control Redemption Notice shall indicate the Conversion Amount of this Note (and the pro rata portion of all of the other Notes) that the Company is electing to redeem. The portion of this Note subject to redemption pursuant to this Section 5(b) shall be redeemed by the Company in cash at a price equal to the Conversion Amount to be redeemed as specified in the Company Change of Control Redemption Notice (the “Company Change of Control Redemption Price”).
(c)Redemptions required by Section 5(a) or Section 5(b) shall be made in accordance with the provisions of Section 9 and Section 11(c) and shall have priority to payments to shareholders in connection with a Change of Control. To the extent redemptions required by Section 5(a) or Section 5(b) are deemed or determined by a court of competent jurisdiction to be prepayments of the Notes by the Company, such redemptions shall be deemed to be voluntary prepayments. Notwithstanding anything to the contrary in this Section 5, but subject to Section 3(d): (i) until the Holders Change of Control Redemption Price is paid in full, the Conversion Amount submitted for redemption under Section 5(a) may be converted, in whole or in part, by the Holder into Common Stock pursuant to Section 3 and, if so converted, the Holder shall not be entitled to receive the Holders Change of Control Redemption Price with respect to such Conversion Amount; and (ii) until the Company Change of Control Redemption Price is paid in full, the Conversion Amount submitted for redemption under Section 5(b) may be converted, in whole or in part, by the Holder into Common Stock pursuant to Section 3 and, if so converted, the Holder shall not be entitled to receive the Company Change of Control Redemption Price with respect to such Conversion Amount.
6.    Conversion Price Adjustments.
(a)    [Intentionally Omitted].
(b)    Adjustment of Conversion Price Upon Subdivision or Combination of Common Stock. If the Company at any time on or after the Issuance Date subdivides (by any stock dividend, stock split, recapitalization or otherwise) outstanding shares of its Common Stock into a greater number of shares, then the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time on or after the Issuance Date combines (by combination, reverse stock split or otherwise) outstanding shares of its Common Stock into a smaller number of shares, then the Conversion Price in effect immediately prior to such combination will be proportionately increased.
7.    Noncircumvention. The Company hereby covenants and agrees that the Company will not, by amendment of its Articles of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note.
8.    Reservation of Authorized Shares.
(a)    Reservation. The Company shall initially reserve out of its authorized and unissued Common Stock a number of Conversion Shares for each of the Notes equal to 120% of the Conversion Rate with respect to the Conversion Amount of each such Note as of the Issuance Date (assuming the Notes are convertible on such date). So long as any of the Notes are outstanding, the Company shall take all action reasonably necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Notes, 120% of the number of the Conversion Shares as shall from time to time be necessary to effect the conversion of all of the Notes then outstanding; provided that at no time shall the number of Conversion Shares so reserved be less than the number of Conversion Shares required to be reserved by the previous sentence (without regard to any limitations on conversions) (the “Required Reserve Amount”). The initial number of Conversion Shares reserved for conversions of the Notes and each increase in the number of Conversion Shares so reserved shall be allocated pro rata among the Holders of the Notes based on the Original Principal Amount of the Notes purchased by each Holder or increase in the number of reserved Conversion Shares, as the case may be (the “Authorized Share Allocation”). In the event that the initial Holder of any Notes shall sell or otherwise transfer any of such Holder’s Notes, each transferee shall be allocated a pro rata portion of such Holder’s Authorized Share Allocation. Any Conversion Shares reserved and allocated to any Person that ceases to hold any Notes shall be allocated to the remaining Holders of the Notes, pro rata based on the Principal amount of the Notes then held by such Holders.
(b)    Insufficient Authorized Shares. If at any time while any of the Notes remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Notes at least a number of Conversion Shares equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall use commercially reasonable efforts to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Notes then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than one hundred twenty (120) days after the occurrence of such Authorized Share Failure, the Company shall either (i) hold a meeting of its shareholders for the approval of an increase in the number of authorized shares of Common Stock or (ii) obtain such approval by written consent and take all action necessary to rectify the Authorized Share Failure. In connection with such meeting, the Company shall provide each shareholder with a proxy statement and shall use commercially reasonable efforts to solicit its shareholders’ approval of such increase in authorized shares of Common Stock and to cause the Company’s Board of Directors to recommend to the shareholders that they approve such proposal. In connection with such written consent, the Company shall provide each shareholder with an information statement and shall use commercially reasonable efforts to solicit its shareholders’ approval of such increase in authorized shares of Common Stock and to cause the Company’s Board of Directors to recommend to the shareholders that they approve such proposal.
9.    Redemptions.
(a)    Mechanics. The Company shall deliver the applicable Event of Default Redemption Price to the Holder within five (5) Business Days after the Company’s receipt of the Holder’s Event of Default Redemption Notice. If the Required Holders have submitted a Holders Change of Control Redemption Notice in accordance with Section 5(a), then the Company shall deliver the applicable Holders Change of Control Redemption Price to the Holder (i) concurrently with the consummation of such Change of Control if such notice is received at least three (3) Business Days prior to the consummation of such Change of Control and (ii) within five (5) Business Days after the Company’s receipt of such notice otherwise. If the Company has submitted a Company Change of Control Redemption Notice in accordance with Section 5(b), then the Company shall deliver the applicable Company Change of Control Redemption Price to the Holder within five (5) Business Days after the consummation of such Change of Control. In the event of a redemption of a Conversion Amount which is less than all of the outstanding Principal of this Note, the Company shall promptly cause to be issued and delivered to the Holder a new Note (in accordance with Section 14(d)) representing the outstanding Principal which has not been redeemed. In the event that the Company does not pay the applicable Redemption Price to the Holder within the time period required, at any time thereafter and until the Company pays such unpaid Redemption Price in full, the Holder shall have the option, in lieu of redemption, to require the Company to promptly return to the Holder all or any portion of this Note representing the Conversion Amount that was submitted for redemption and for which the applicable Redemption Price has not been paid. Upon the Company’s receipt of such notice, (A) the applicable Redemption Notice shall be null and void with respect to such Conversion Amount, (B) the Company shall immediately return this Note, or issue a new Note (in accordance with Section 14(d)) to the Holder representing such Conversion Amount to be redeemed and (C) the Conversion Price of this Note or such new Notes shall be adjusted to the Conversion Price as in effect on the date on which the applicable Redemption Notice is voided.
(b)    Redemption by Other Holders. If the Company receives a Redemption Notice and one or more Other Redemption Notices, during the seven (7) Business Day period beginning on and including the date which is three (3) Business Days prior to the Company’s receipt of the Holder’s Redemption Notice and ending on and including the date which is three (3) Business Days after the Company’s receipt of the Holder’s Redemption Notice and the Company is unable to redeem all amounts designated in such Redemption Notice and such Other Redemption Notices received during such seven (7) Business Day period, then the Company shall redeem a pro rata amount from each Holder of the Notes (including the Holder) based on the principal amount of the Notes submitted for redemption pursuant to such Redemption Notice and such Other Redemption Notices received by the Company during such seven (7) Business Day period.
10.    Voting Rights. This Note shall not entitle the Holder to any of the rights of a shareholder of the Company, including, without limitation, the right to vote, to receive dividends and other distributions, or to receive any notice of, or to attend, meetings of shareholders or any other proceedings of the Company, unless and to the extent converted into Conversion Shares in accordance with the terms hereof.
11.    Subordination.
(a)    Subordination to Senior Debt. The Company, for itself, its successors and assigns, covenants and agrees, and the Holder by acceptance of this Note, likewise covenants and agrees that the payment of the Principal of, Interest on and all other amounts with respect to this Note is subordinated in right of payment to the payment of all existing and future Senior Debt (as defined below) of the Company. “Senior Debt” means the principal of, premium, if any, and accrued and unpaid interest on, and all other amounts with respect to, all Indebtedness of the Company, whether outstanding on the date of issuance of this Note or any of the other Notes or thereafter created, incurred or assumed, unless, in the agreement or instrument creating or evidencing such Indebtedness or pursuant to which the same is outstanding, it is provided that such Indebtedness is subordinated to Senior Debt of the Company or that such Indebtedness is not superior in right of payment to this Note; provided, however, that “Senior Debt” shall not to be deemed to include any Indebtedness of the Company to any of its subsidiaries or Affiliates.
(b)    Rank; Future Subordinated Debt. This Note will rank pari passu with all of the other Notes and with all existing and future subordinated debt of the Company, including, without limitation, the Company’s outstanding Subordinated Convertible Notes due April 30, 2017 and July 31, 2015.
(c)    Default. Upon any default of the Company in the payment of principal of or interest on Senior Debt, whether at maturity or otherwise, no payment may be made with respect to the Principal of or Interest on this Note or in respect of any redemption, retirement, purchase or other acquisition of this Note, unless and until such default has been cured or waived or has ceased. Upon any other default with respect to any Senior Debt permitting the holders thereof to accelerate the maturity thereof and upon written notice thereof given to the Company, no payment may be made with respect to the Principal of or Interest on this Note or in respect of any redemption, retirement, purchase or other acquisition of this Note for a period terminating upon the cure, waiver or cessation of such default.
(d)    Liquidation; Dissolution, Etc. Upon any payment or distribution of the assets of the Company to creditors upon any dissolution, total or partial liquidation or reorganization of or similar proceeding relating to the Company, the holders of Senior Debt will be entitled to receive payment in full before the Holder is entitled to receive any payment in respect of this Note.
12.    Vote to Issue, or Change the Terms of, Notes. Except as otherwise provided herein, this Note may only be amended by the written consent of the Holder and the Company.
13.    Transfer. This Note has been issued subject to certain investment representations of the Holder set forth in the Holder’s Subscription Agreement. This Note and any Conversion Shares issued upon conversion of this Note may not be offered, sold, assigned or transferred by the Holder unless in compliance with, and subject to, this Section 13. The Holder understands and acknowledges that:
(a)    the Securities have not been and are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (i) subsequently registered thereunder, or (ii) the Holder shall have delivered to the Company an opinion of counsel reasonably acceptable to the Company to the effect that the Securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from the registration of the Securities Act, including, but not limited to, Rule 144;
(b)    without limiting the generality of the foregoing, any sale of the Securities made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Securities under circumstances in which the seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; and
(c)    neither the Company nor any other Person is under any obligation to register the Securities under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder, except as required under the Registration Rights Agreement.

Notwithstanding the foregoing, the Securities may be pledged in connection with a bona fide margin account or other loan or financing arrangement secured by the Securities and the pledge of Securities shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and the Holder in effecting a pledge of Securities shall not be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Note, including, without limitation, this Section 13; provided, that in order to make any sale, transfer or assignment of Securities, the Holder and the Holder’s pledgee makes the disposition in accordance with or pursuant to a registration statement or an exemption under the Securities Act.
14.    Reissuance of this Note.
(a)    Transfer and Reissuance. If the Holder seeks to transfer this Note subject to and in compliance with Section 14, then the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 14(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less than the entire outstanding Principal is being transferred, a new Note (in accordance with Section 14(d)) to the Holder representing the outstanding Principal not being transferred.
(b)    Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of an indemnification undertaking by the Holder to the Company acceptable to the Company and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 14(d)) representing the outstanding Principal.
(c)    Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 14(d) and in Principal amounts of at least $10,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.
(d)    Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note: (i) shall be of like tenor with this Note; (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 14(a) or Section 14(c), the Principal designated by the Holder which, when added to the Principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes); (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note; (iv) shall have the same rights and conditions as this Note; and (v) shall represent accrued and unpaid Interest on the Principal from the Issuance Date.
15.    Remedies and Injunctive Relief. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note at law or in equity (including a decree of specific performance and/or other injunctive relief). Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.
16.    Payment of Collection, Enforcement and Other Costs. If (i) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note; or (ii) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, attorneys’ fees and disbursements.
17.    Construction; Headings. This Note shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any Person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.
18.    Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.
19.    Dispute Resolution. In the case of a dispute as to the determination of the Closing Bid Price or the Weighted Average Price or the arithmetic calculation of the Conversion Rate, the Conversion Price or any Redemption Price, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within two (2) Business Days of receipt, or deemed receipt, of the Conversion Notice or Redemption Notice or other event giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation within two (2) Business Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within one (1) Business Day submit via facsimile (i) the disputed determination of the Closing Bid Price or the Weighted Average Price to an independent, reputable investment bank or financial advisor selected by the Company or (ii) the disputed arithmetic calculation of the Conversion Rate, Conversion Price or any Redemption Price to the Company’s independent, outside accountant. The Company shall cause the investment bank, financial advisor or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s, financial advisor’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error. Each of the Company and the Holder shall pay 50% of the fees and expenses of such investment bank, financial advisor or accountant, as the case may be, incurred pursuant to this Section 19.
20.    Notices; Payments.
(a)    Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Note must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for the communications shall be:
If to the Company:

AdCare Health Systems, Inc.
Two Buckhead Plaza
3050 Peachtree Road NW
Suite 355
Atlanta, GA 30305
Telephone: (404) 781-2884
Facsimile: (404) 842-1899
Attention: Chief Executive Officer

With a copy (for informational purposes only) to:

Rogers & Hardin LLP
2700 International Tower
229 Peachtree Street, N.E.
Atlanta, GA 30303
Telephone: (404) 420-4646
Facsimile: (404) 230-0940
Attention: Lori A. Gelchion, Esq.

If to the Holder, to the Holder’s address and facsimile number provided to the Company on the Holder’s Signature Page to the Holder’s Subscription Agreement (as may be updated by the Holder from time to time in writing to the Company), with copies to:
Institutional Securities Corporation
3500 Oaklawn Avenue, Suite 400
Dallas, TX  75219
Telephone: (214) 520-1115
Facsimile: (214) 520-3203
Attention: Chris Doucet

or to the other address and/or facsimile number and/or to the attention of the other Person as the recipient party has specified by written notice given to each other party. Written confirmation of receipt (A) given by the recipient of the notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of the transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.
(b)    Notices Upon Certain Events. The Company will give written notice to the Holder (i) as soon as practicable upon any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least twenty (20) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.
(c)    Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing; provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder’s wire transfer instructions. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any Interest Payment Date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of Interest due on such date.
21.    Cancellation. After all Principal, accrued Interest and other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.
22.    Waiver of Notice. To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.
23.    Governing Law. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of Georgia, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Georgia or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Georgia. The Company and the Holder irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Georgia and of the United States District Court for the

Northern District of Georgia, Atlanta Division, for any lawsuits, claims or other proceedings arising out of or relating to this Note and agree not to commence any such lawsuit, claim or other proceeding except in such courts. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform to such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Note. THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.
24.    Certain Definitions. For purposes of this Note, the following terms shall have the following meanings:
(a)    “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, it being understood for purposes of this definition that “control” of a Person means the power directly or indirectly either to vote 10% or more of the stock having ordinary voting power for the election of directors of such Person or direct or cause the direction of the management and policies of such Person whether by contract or otherwise.
(b)    “Bloomberg” means Bloomberg Financial Markets.
(c)    “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.
(d)    “Change of Control” means any Fundamental Transaction other than (i) any consolidation or merger of the Company, or any reorganization, recapitalization or reclassification of the Common Stock, in which holders of the Company’s voting power immediately prior to such consolidation, merger, reorganization, recapitalization or reclassification continue after such consolidation, merger, reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, are, in all material respect, the holders of the voting power of the surviving entity (or entities with the authority or voting power to elect the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities) after such consolidation, merger, reorganization, recapitalization or reclassification; or (ii) a Fundamental Transaction (A) in which at least one-half of the members of the Company’s Board of Directors immediately prior to such transaction remain as members of the Company’s Board of Directors immediately after such transaction or (B) in which the replacement of more than one-half of the members of the Company’s Board of Directors immediately after such transaction is approved by a majority of those individuals who are members of the Company’s Board of Directors immediately prior to such transaction.

(e)    “Closing Bid Price” means, for any security as of any date, the last closing bid price for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price then the last bid price of such security prior to 4:00:00 p.m., New York Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported by OTC Markets, Inc. If the Closing Bid Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 19. All such determinations are to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction during the applicable calculation period.
(f)    “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.
(g)     “Eligible Market” means the Principal Market, The New York Stock Exchange, the NYSE MKT, The NASDAQ Global Select Market, The NASDAQ Capital Market, The NASDAQ Global Market or the OTC Bulletin Board.
(h)    “Fundamental Transaction” means that: (i) the Company shall, directly or indirectly, in one or more related transactions, (A) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person or Persons, or (B) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Voting Stock of the Company (not including any shares of Voting Stock of the Company held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (C) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding shares of Voting Stock of the Company (not including any shares of Voting Stock of the Company held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), or (D) reorganize, recapitalize or reclassify the Voting Stock of the Company; or (ii) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate Voting Stock of the Company.
(i)    “GAAP” means United States generally accepted accounting principles, consistently applied.
(j)    “Holders” or “Holders of the Notes” mean, collectively, the holders of the Notes (including, without limitation, the Holder of this Note), and each of the foregoing, individually, a “Holder” or “Holder of the Notes.”
(k)    “Indebtedness” of any Person means, without duplication: (i) all indebtedness for borrowed money; (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including (without limitation) “capital leases” in accordance with GAAP (other than trade payables entered into in the ordinary course of business); (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments; (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (vi) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease; (vii) all indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness; and (viii) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above.
(l)    “Maturity Date” means April 30, 2017.
(m)    “Original Principal Amount” means, with respect to any Note, the Original Principal Amount set forth on the first page of such Note on the date of its original issuance.
(n)    “Other Redemption Notice” means a notice from any of the Holders of the other Notes for redemption or repayment as a result of an event or occurrence substantially similar to the events or occurrences described in Section 4(b) or Section 5(a).
(o)    “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.
(p)    “Principal Market” means the NYSE MKT.
(q)    “Redemption Notices” means, collectively, the Event of Default Redemption Notices, the Holders Change of Control Redemption Notices, the Company Change

of Control Redemption Notices and the Company Optional Redemption Notices, and each of the foregoing, individually, a “Redemption Notice.”
(r)    “Redemption Prices” means, collectively, the Event of Default Redemption Price, the Holders Change of Control Redemption Price, the Company Change of Control Redemption Price and the Company Optional Redemption Price, and each of the foregoing, individually, a “Redemption Price.”
(s)    “Registration Condition” means that the resale of the Conversion Shares shall have been registered under the Securities Act and that such registration continues to be effective and available for such resale.
(t)    “Registration Rights Agreement” means the Registration Rights Agreement with respect to the Notes to which the Company, the Holder and the Holders of the other Notes are parties.
(u)    “Required Holders” means the Holders of the Notes representing at least a majority of the aggregate Principal amount of the Notes then outstanding.
(v)    “Resale Condition” means that either: (i) the Registration Condition is satisfied as of the date of the Company Optional Redemption Notice; or (ii) that the Conversion Shares are salable under Rule 144 of the Securities Act without any volume limitations.
(w)    “Rule 144” means Rule 144 promulgated under the Securities Act (or any rule successor thereto).
(x)    “Securities” means, collectively, this Note and the Conversion Shares.
(y)    “Securities Act” means the Securities Act of 1933, as amended.
(z)    “Subscription Date” means the date on which the Company accepts Subscription Agreements for the Notes.
(aa)    “Subscription Agreement” means the Subscription Agreement between the Company and the Holder, with respect to the issuance of this Note.
(bb)    “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).
(cc)    “Voting Stock” of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).
(dd)    “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York Time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as the Principal Market publicly announces is the official close of trading) as reported by Bloomberg through its “Volume at Price” functions, or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York Time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as such market publicly announces is the official close of trading) as reported by Bloomberg, or, if no dollar volume- weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets, Inc. If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 19.
[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this 10% Convertible Subordinated Note Due April 30, 2017 to be duly executed as of the Issuance Date set out above.

ADCARE HEALTH SYSTEMS, INC.

By:
Name:
Title:

EXHIBIT I
ADCARE HEALTH SYSTEMS, INC.
CONVERSION NOTICE
Reference is made to the 10% Convertible Subordinated Note Due April 30, 2017 (the “Note”) issued to the undersigned by AdCare Health Systems, Inc. (the “Company”). In accordance with and pursuant to the Note, the undersigned hereby elects to convert the amount of the outstanding Principal (as defined in the Note) of the Note indicated below into shares of Common Stock, no par value (the “Common Stock”), of the Company, as of the date specified below. Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Note.

1.	Date of Conversion:

2.	Amount of outstanding Principal to be converted:

3.	Amount of accrued and unpaid Interest on such outstanding Principal:

4.	Total Conversion Amount (Sum of lines 2 and 3):

5.	Please confirm the following information:
Conversion Price:
Number of shares of Common Stock to be issued in respect of the Conversion Amount:

6.	Please issue the Common Stock into which the Note is being converted in the following name and to the following address:
Name of Holder:
Address:
Facsimile Number:
Telephone Number:
By:
Title:
Dated:
Holder Requests Delivery to be made: (check one)
Γ    By Delivery of Physical Certificates to the Above Address
Γ    Through Depository Trust Corporation
(Broker DTC Participant Code:            )

(Broker Name, Telephone and Contact Person:

)
(Account No.:	)